                                                                      Exhibit 21

                                  EXHIBIT 21
                          SUBSIDIARIES OF REGISTRANT


     Name                                     State of Incorporation
     ----                                     ----------------------

Mid Penn Bank                                 Commonwealth of
                                              Pennsylvania

Mid Penn Investment Corp.                     Delaware